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                              Baker & Botts, L.L.P.
                                 One Shell Plaza
                              910 Louisiana Street
                            Houston, Texas 77002-4995

G-49,107                                                       December 11, 1995




Tejas Gas Corporation
1301 McKinney, Suite 700
Houston, Texas  77010


Gentlemen:

     As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Tejas Gas Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 30,000 shares (the "Shares") of common stock, par value $.25 per share, of the Company, subject to issuance pursuant to the terms of the Tejas Gas Corporation Director Stock Award Plan, as amended (the "Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have familiarized ourselves with the Company's Certificate of Incorporation and By-laws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:



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Tejas Gas Corporation                  -2-                     December 11, 1995


          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

          2. Upon the issuance of and payment for the Shares in accordance with the terms and provisions of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     The opinions set forth above are limited to the laws of Texas and Delaware and the applicable federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/  BAKER & BOTTS, L.L.P.


CJS; NJE